Exhibit 10.11

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

DEVELOPMENT AND SUPPLY AGREEMENT

This Development and Supply Agreement (“Agreement”) is entered into as of June 24, 2009 (“Effective Date”) by and between ViewRay Incorporated, a Delaware corporation (“ViewRay”), Manufacturing Sciences Corporation (hereinafter “MSC”) a Colorado corporation.

Background

ViewRay possesses valuable knowledge, expertise, intellectual properties and resources with regard to high performance radiation oncology devices. MSC possesses valuable knowledge, expertise, intellectual properties and resources with regard to the fabrication of Depleted Uranium as utilized for radiation shielding.

ViewRay wishes to engage MSC to develop a Depleted Uranium radioactive source shield with Tungsten inserts and a stainless steel outer wrapper (hereinafter “source shield”) which will meet certain agreed technical specifications for incorporation into ViewRay’s Renaissance™ radiation therapy system. ViewRay also wishes to purchase from MSC quantities of such radioactive source shields.

MSC is willing to provide ViewRay with development services for this device and is also willing to sell ViewRay quantities of such device at favorable pricing in exchange for ViewRay’s agreement to maintain exclusivity of supply during a specified period.

NOW THEREFORE, the parties agree as follows with respect to such development and supply arrangements.

1. DEFINITIONS.

1.1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

“Affiliate” means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition only, “control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

“Applicable Laws” means all applicable laws, statutes, regulations and ordinances.

“Business Day” means any day other than a Saturday or Sunday that is not a national holiday in the United States.

“Commercially Reasonable Efforts” means (i) with respect to any objective by any party, commercially reasonable, diligent, good faith efforts to accomplish such objective as such party would normally use to accomplish a similar objective under similar circumstances; and (ii) with respect to any objective relating to the development or commercialization of any product by any party, efforts and resources normally used by such party with respect to a product owned by such party at a similar stage in the development or life of such product.

“Confidential Information” means any proprietary or confidential information of either party (including but not limited to all ViewRay Intellectual Property and all MSC Intellectual Property) disclosed to the other party pursuant to this Agreement, except any portion thereof which: (i) is known to the receiving party, as evidenced by the receiving party’s prior written records, before receipt thereof under this Agreement; (ii) is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (iii) is or becomes generally known in the public domain through no fault of the receiving party; or (iv) is independently developed by the receiving party, as evidenced by the receiving party’s written records, without access to such information.

“Control or Controlled” means, with respect to any Intellectual Property Right, the possession (whether by ownership, license, or other agreement or arrangement existing now or after the Effective Date, other than pursuant to this Agreement) by a party or an Affiliate thereof of the right to grant to the other party a license as provided herein under such Intellectual Property Right without violating the terms of any agreement or other arrangement of such party or its Affiliate with any third party.

“FCA” means “Free Carrier (named place)”, as that expression is defined in Incoterms 2000, ICC Publishing S.A.

“Intellectual Property Right(s)” means all rights in (1) U.S. and foreign utility and/or design patents, patent applications, and utility models; (2) patents issuing on the patent applications described in clause (1); (3) continuations, continuations-in-part, divisions, reissues, reexaminations, or extensions of the patents or applications described in clauses (1)-(2); (4) inventions, invention disclosures and improvements, whether or not patentable; (5) works of authorship, whether or not protectable by copyright, all copyrights to such works, including all copyright registrations and applications and all renewals and extensions thereof; (6) rights in industrial designs, and (7) trade secrets, Confidential Information, know-how, processes, algorithms, proprietary databases, and other proprietary information, and all tangible and intangible embodiments thereof.

“MSC Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, discovered, developed, generated, created, made or reduced to practice or fixed in a tangible medium of expression by employees or consultants of MSC at any time prior to the Effective Date or after the Effective Date if such Intellectual Property Rights are not based upon or related to the performance of the Program. The term MSC Intellectual Property, however, does not include any know-how, processes, information and data which is, as of the Effective Date or later becomes, generally available to the public through no breach by ViewRay of its obligations under this Agreement. MSC Intellectual Property that exists as of the Effective Date includes the Intellectual Property Rights described in Attachment 3a.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization, other than MSC or ViewRay.

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“Product” means a source shield that can be incorporated in the radiation therapy subsystem of the ViewRay Renaissance™ radiation therapy system.

“Program” means the development program described in Attachment 1.

“Program Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, created, discovered, developed, generated, made or reduced to practice or fixed in a tangible medium of expression as part of or based upon or related to activities undertaken as part of the Program whether: (a) solely by one or more employees or agents of MSC; (b) solely by one or more employees or agents of ViewRay; or (c) jointly by one or more employees or agents of MSC and one or more employees or agents of ViewRay. Program Intellectual Property will be listed in Attachment 3c, which shall be amended from time-to-time to include new Program intellectual Property, in accordance with Section 5.3. Attachment 3a will document existing MSC Intellectual Property which is of relevance to the Program, and Attachment 3b will document pre-existing ViewRay Intellectual Property relating to source shield design.

“Specifications” means the specifications for the Product set forth in Attachment 1, as they may be amended or supplemented by the parties pursuant to Section 2.4.

“ViewRay Domain” means the [***].

“ViewRay Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, discovered, developed, generated, created, made or reduced to practice or fixed in a tangible medium of expression solely by employees or consultants of ViewRay at any time prior to the Effective Date or after the Effective Date if such Intellectual Property Rights are not based upon or related to the performance of the Program. The term ViewRay Intellectual Property, however, does not include any know-how, processes, information and data which is, as of the Effective Date or later becomes, generally available to the public through no breach by MSC of its obligations under this Agreement. ViewRay Intellectual Property that exists as of the Effective Date includes the Intellectual Property Rights described in Attachment 3b.

1.2 Other Defined Terms. The following terms shall have the meanings set forth in the section appearing opposite such term:

“Acceptance”	Section 2.3
“Act”	Section 4.1
“affected party”	Section 10.14
“Agreement”	Recitals
“Applicable Standards”	Section 4.1
“Bankruptcy Code”	Section 5.1
“Change Control Document”	Section 2.4

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“Change Request”	Section 2.4
“Deliverable(s)”	Section 2.3
“disadvantaged party”	Section 10.14
“DU”	Section 2.3
“Effective Date”	Recitals
“FDA”	Section 4.1
“Force Majeure”	Section 10.14
“Forecast”	Section 3.2
“Full Production Period”	Section 3.2
“Indemnifying Party”	Section 8.4
“Losses”	Section 8.2
“MDR”	Section 4.3
“MSC”	Recitals
“MSC Indemnified Party(ies)”	Section 8.3
“Net Sales”	Section 5.5
“NQA”	Section 4.1
“NRC”	Section 4.1
“ODH”	Section 4.1
“Purchase Order”	Section 3.3
“Regulatory Authority”	Section 4.1
“Response Period”	Section 2.4
“RMA”	Section 3.9
“Rules”	Section 10.2
“SOPs”	Section 4.3
“Term”	Section 9.1
“ViewRay”	Recitals
“ViewRay Indemnified Party(ies)”	Section 8.2.

2. DEVELOPMENT PROGRAM

2.1 Development of Product. The Program is directed toward the development of [***] of a Product that meets the applicable Specifications set forth in Attachment 1 (including the documents referenced therein) and is expected to have a duration of [***].

2.2 Progress Reports. (a) ViewRay and MSC shall periodically meet, in person or by telephone or videoconference at such times and places as are mutually agreed upon, for MSC to provide ViewRay with an update on the status of the progress of the Program. ViewRay and MSC shall each be responsible for its own expenses incurred in connection with attending such meetings. The parties’ representatives for purposes of meetings under this Section 2.2 will be MSC’s Director of Engineering, or closest equivalent existing at the time, and ViewRay’s Manager of Hardware Development, or closest equivalent existing at the time.

(b) MSC shall provide ViewRay in advance of each meeting pursuant to Section 2.2(a) an agenda for such meeting and reasonably-detailed written reports describing the results of the Program, including difficulties encountered in achieving the technical objectives of the Program

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during the period since their last meeting. It is understood and agreed that neither party may change the Specifications without the consent of the other party using the procedure set forth in Section 2.4.

2.3 Deliverables. (a) MSC will produce the deliverables due under Attachment 1 (each, a “Deliverable”) on the schedule set forth in Attachment 1. ViewRay and MSC shall jointly work to test each Deliverable against the Specifications as shown in Attachment 1. ViewRay shall be responsible for [***]. Said testing may include [***] in the Depleted Uranium (“DU”) portions of the Deliverable which could adversely impact its shielding effectiveness; and may require shipment of the Deliverable(s) to a third party facility or to ViewRay’s Oakwood Village facility. If shipment to a third party facility or ViewRay’s facility is made, then ViewRay will work with MSC to arrange for shipment of the Deliverable(s) and ViewRay will pay for all shipping related costs. If ViewRay accepts the Deliverable based on such testing, ViewRay shall acknowledge its acceptance (“Acceptance”) of the Deliverable in writing. If ViewRay rejects the Deliverable, ViewRay shall provide MSC with notice of rejection, including a reasonably specific description of the deficiencies alleged. MSC will use Commercially Reasonable Efforts to cure any such deficiencies in an expedient manner and either “re-deliver” such Deliverable to ViewRay within ten (10) Business Days following the notice of rejection or, if MSC cannot accomplish such re-delivery within such 10-Business Day period deliver to ViewRay within such 10-Business Day period a plan for curing said deficiencies. If MSC makes re-delivery of the Deliverable, ViewRay shall, following its receipt of the re-delivered Deliverable, accept or reject the Deliverable using the procedure specified above. If MSC instead provides a correction plan for such Deliverable, ViewRay shall within five (5) Business Days following receipt of such correction plan either agree to, offer modifications of or reject said correction plan. The parties shall repeat the above process until the earlier of the date that a mutually acceptable correction plan is agreed or thirty (30) Business Days following ViewRay’s notice of rejection. If the parties are unable to agree on a mutually acceptable correction plan, and do not extend the timeframe for reaching an accepting a mutually acceptable plan, then ViewRay may terminate this Agreement and ViewRay will “return” the Deliverable to MSC and MSC shall, within thirty (30) days following receipt of the rejected Deliverable, return to ViewRay all sums (if any) paid by ViewRay to MSC for the Deliverable that is the subject of such rejection (but shall not be required to return the funding provided pursuant to Paragraph 1 of Attachment 2 through the date of termination). If the parties do agree upon a correction plan, then MSC shall perform such correction plan and “re-deliver” the Deliverable within the agreed time period. ViewRay shall, following its receipt of the re-delivered Deliverable, accept or reject the Deliverable using the procedure specified above. The process specified in this Section 2.3 shall be repeated until the earliest of the date: (i) ViewRay accepts the re-delivered Deliverable; or (ii) ViewRay rejects the Deliverable [***] for failure to comply with the Specifications; or (iii) [***] elapses from the initial notice of rejection. If the parties are unable to resolve such nonconformity within such time period, then ViewRay may terminate this Agreement and ViewRay may “return” the Deliverable to MSC and MSC shall, within thirty (30) days following receipt of the rejected Deliverable, return to ViewRay all sums (if any) paid by ViewRay to MSC for the Deliverable that is the subject of such rejection (but shall not be required to return the funding provided pursuant to Paragraph 1 of Attachment 2 through the date of termination.

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(b) It is understood and agreed that the Deliverables [***] for ViewRay to make payment of the progress payments (if any) specified in Attachment 2, but if any Deliverable delivery or redelivery [***] in accordance with the [***], ViewRay [***] such Deliverable delivery or redelivery. Notwithstanding the foregoing, Acceptance will not relieve MSC of its obligation to [***]. ViewRay’s obligations to pay for the Deliverables are subject to Acceptance, ViewRay shall have no obligation to pay for Deliverables except to the extent they are the subject of ViewRay’s Acceptance.

(c) ViewRay will use Commercially Reasonable Efforts to test each Deliverable as quickly as practicable and in any event within thirty (30) days of “delivery” of such Deliverable. In the event that ViewRay has not tested a Deliverable within sixty (60) days, then [***].

2.4 Changes. (a) During the Program, ViewRay may request amendments to Attachment 1 to effect changes in the Specifications. If ViewRay wishes to make a change it shall notify MSC of the requested change specifying the change with sufficient details to enable MSC to evaluate it (a “Change Request”). Within ten (10) Business Days, or such longer period as may be agreed to between the parties, following the date of MSC’s receipt of a ViewRay Change Request, MSC shall deliver a document that: (i) assesses the impact of the change on the schedule, and (ii) incorporates a description of the requested change and the price therefor (a “Change Control Document”).

(b) Within ten (10) Business Days following ViewRay’s receipt of a MSC Change Control Document (“Response Period”), ViewRay will notify MSC whether or not it accepts the Change Control Document. If ViewRay accepts the Change Control Document, then the provisions of this Agreement shall be deemed amended to incorporate such change in accordance with the Change Control Document. If ViewRay notifies MSC not to proceed within the Response Period, then the Change Request shall be deemed withdrawn and MSC shall take no further action in respect of it. If MSC has not received any notice by the expiration of the Response Period, then ViewRay shall be deemed to have advised MSC not to proceed. A separate Change Control Document will be required for each Change Request but a Change request may include multiple changes; and each Change Control Document will become subject to this Agreement when signed by MSC and ViewRay.

(c) MSC may not make any changes in the form, fit, function, design, manufacturing process, manufacturing location or appearance of the Products or the Specifications without ViewRay’s prior written approval, which shall not be unreasonably withheld.

(d) It is the intent of the parties that the Specifications have been defined broadly enough and with sufficient detail to accomplish ViewRay’s goal for the Product without price increases even if the services are changed pursuant to this Section 2.4; provided that such changes, as documented in a Change Control Document, do not change the scope of the tasks contemplated by the Specifications, as reasonably determined by MSC.

2.5 Success Criteria. If the Product prototypes delivered at the completion of the Program meets the applicable Specifications, then the provisions of Section 3 shall take effect. If the Product prototype delivered at the completion of the Program does not meet the Specifications or

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if ViewRay and MSC determine during the course of the Program that the results of the Program are unsatisfactory; which determination shall be made with reference to the prospects for realizing Products that meet the Specifications then in each case they may mutually agree to terminate the Program under Section 9.2(b). If the parties do not agree with respect to termination of the Program, they shall resolve such dispute using the procedure specified in Section 10.2(a)-(b). ViewRay’s notice of Acceptance of the final Deliverables shall confirm the end of the Program and the initiation of the commercial supply arrangements described in Section 3.

2.6 Pricing. Pricing for effort and items delivered under this Section 2 will be as set forth in Attachment 2.

2.7 Payment. All payments under this Section 2 will be made by check or wire transfer. Payments will be made in US dollars. All amounts due under this Section 2 will be due within thirty (30) days of Acceptance (to the extent applicable as indicated on Attachment 2) and following receipt of invoice. MSC will invoice ViewRay upon completion of each Program Phase Milestone as per Attachment 2.

3. PURCHASE OF PRODUCTS AND TERMS OF SALE

3.1 Supply. If the Products meet the Specifications then ViewRay will purchase from MSC during the period ending on the fifth anniversary of the Effective Date ViewRay’s requirements for the Products.

3.2 Purchase Forecasts. At least one hundred [***] prior to the first delivery to ViewRay of commercial Products, ViewRay will deliver to MSC a [***] rolling forecast (the “Forecast”). The Forecast will cover the [***] commencing with and including the calendar month in which the first delivery of Products is to occur. After delivery of the initial Forecast, the Forecast will be updated on a [***] basis. During the period prior to the date when ViewRay Product demand (as measured by units of Product received by ViewRay), averages [***] or more Products per month over a [***] period the Forecast shall be non-binding until [***] prior to the forecast shipment date at which time the quantities become binding on ViewRay. Thereafter (the “Full Production Period”), the Forecast shall be non-binding until [***] prior to the forecast shipment date at which time the quantities become binding on ViewRay.

3.3 Product Orders. ViewRay will submit to MSC firm written purchase orders (each a “Purchase Order”) for the purchase of Products at least sixty (60) days prior to the specified delivery date of the ordered Products. Each Purchase Order will specify the quantity or, if more than one shipment is requested, quantities of Products ordered, the requested delivery date or dates, and ship-to locations. Orders will be placed by ViewRay to MSC by mail or facsimile, or by other means agreed upon by the parties. In the case of conflict between the provisions of this Agreement and either the standard printed terms of any Purchase Order or the standard printed terms of sale of MSC, the provisions of this Agreement will control. Purchase Orders [***], but ViewRay may [***].

3.4 Acceptance; Obligation to Supply. (a) MSC will acknowledge all Purchase Orders within five (5) Business Days following receipt of same and will deliver all orders within ninety

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(90) days following the date such Purchase Order is received. MSC will accept all Purchase Orders for a particular calendar month to the extent that the Purchase Order (i) does not exceed the amount of the firm Forecast for such calendar month, and (ii) requires delivery no less than sixty (60) days following the date on which MSC receives the Purchase Order. MSC will not be in breach of this Section 3.4 if MSC’s failure to supply Products is due to a Force Majeure event or if MSC’s failure is limited to quantities in excess of the quantities specified in the binding Forecast period.

(b) Each party will promptly notify the other party of any circumstances that it believes may be of importance as to MSC’s ability to meet ViewRay’s needs for the Products in a timely manner. If the Forecasts indicate that ViewRay’s need for the Products will exceed MSC’s existing capacity to supply the Products, the parties will determine in good faith whether MSC successfully can expand its production capacity so as to meet ViewRay’s needs in a timely manner.

3.5 Pricing. (a) After furnishing [***] under the Program covered by Section 2, the next [***] of Products purchased, pursuant this Section 3 (i.e., units [***]), will be priced at $[***] per unit.

(b) The prices for subsequent units of Product, from unit [***] up to and including unit [***], purchased by ViewRay pursuant to this Section 3 shall be priced at $[***] per unit. Prices stated are firm for such [***] units of Product ordered and for which delivery is requested within [***] after the Effective Date. The pricing for any portion of such [***] units of Product ordered after the expiration of such [***] period or with delivery requested after such [***] period, the price per unit of Product will increase by [***].

(c) Pricing and the pricing scheme, including quantity discounts, for additional units of Product purchased by ViewRay beyond the initial [***] units will be established using the procedure set forth in this Section 3.5(c). Not later than the date MSC delivers the [***] unit of Product to ViewRay pursuant to this Section 3, at MSC’s option, MSC may calculate and compare its actual direct costs of production for Products (i.e., for the [***] units of Products delivered pursuant to this Section 3), against its forecasted direct costs of production of Products, which formed the basis of the pricing applicable for Product units [***] in Section 3.5(b) and request a pricing adjustment pursuant to this Section 3.5(c). If MSC determines that it will perform the estimated versus actual direct cost of production comparison, then MSC will provide, ViewRay with a copy of such comparison, including documentation of such price components, and may request a one-time price adjustment that will be applicable for units of Product after unit [***] to cover any variance between the estimated direct costs of production and the actual direct costs of production. ViewRay will have thirty (30) days to review the proposed price adjustment and will either accept it or reject it; it being understood that in the event ViewRay rejects the proposed pricing adjustment, and the parties are unable to negotiate pricing that is mutually acceptable within sixty (60) days following such rejection, [***] shall be of no further effect. If MSC does not exercise its option pursuant to this Section 3.5(c) it shall notify ViewRay at the time it delivers the [***] unit of Product and the pricing for additional units of Product supplied to ViewRay pursuant to this Section 3 shall be $[***] per unit, subject to the adjustments set forth in Sections 3.5(d)-(e).

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For purposes of this Section 3.5(c), MSC’s “direct costs of production” means the [***] (including [***]) and [***] (including [***]) specifically allocable to the [***] of the [***]; such calculation and allocation being based upon generally accepted accounting principles and contract manufacturing industry standards and consistent with the normal accounting practices for all products manufactured in the applicable facility. Any significant costs not described above or unusual cost items (i.e. [***]) shall be provided to ViewRay and subject to approval prior to inclusion in the direct costs of production.

(d) Not more than [***] of the date that MSC delivers the [***] unit of product per Section 3.5(c), MSC will adjust the prices for the Products, units [***] and beyond, during the next [***] period to reflect increases or decreases in the cost of [***] for the production of Products, provided that the adjustment for [***] shall not exceed the change, if any, in the [***] as compared to the [***]. Any such price adjustment shall be made with notice to ViewRay, including documentation of such [***] price changes and upon ViewRay’s request, MSC shall make all applicable books and records available for such inspection during normal business hours at MSC’s facility for purposes of verifying such cost adjustments. [***], as published by the [***]. In the event that the [***] precludes its further use under this Agreement, ViewRay and MSC shall substitute another comparable measure published by an agreed-upon source.

(e) Except as otherwise agreed by the parties or as provided in Sections 3.5(b), 3.5(d) and 3.11(a), MSC will not increase prices for the Products.

3.6 Payment. All payments under this Section 3 will be made by check or wire transfer. Payments will be made in US dollars. All amounts due under this Section 3 will be due within thirty (30) days of receipt of invoice. MSC will invoice ViewRay upon shipment.

3.7 Resale Prices. Nothing contained herein shall be deemed to limit in any way the right of ViewRay to determine the prices at which, or the terms on which, the Products purchased by ViewRay may be resold by ViewRay as part of ViewRay products or services.

3.8 Shipping. MSC shall arrange for shipment and invoicing to ViewRay of the Products ordered by ViewRay via common carrier, FCA MSC’s facility. ViewRay shall pay all transportation, customs, duties and other governmental charges, if any, relating to the importation and sale of the Products, and shall have all responsibility for storing and clearing the Products through all customs and importation requirements.

3.9 Defective Product. (a) MSC will at its expense and at no further cost to ViewRay replace Products that do not conform to the applicable warranties specified in Section 7.2 during the applicable warranty period specified therein using the procedure specified in this Section 3.9. ViewRay will notify MSC in writing of any alleged defect of Product, will request a Return Material Authorization (“RMA”) number and will within 30 days of receipt of such RMA number return such Product to MSC freight prepaid and properly insured, along with a reasonably detailed statement of the claimed defect and proof of date of purchase. Such notice and statement may be sent to an e-mail address provided by MSC, which will initially be [***]. MSC will use Commercially Reasonable Efforts to deliver replacement Product to ViewRay or its designated customer freight prepaid and properly insured with earliest delivery which can be

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obtained subject to sub MSC and/or MSC availability of said parts; provided, that for those Product components that are the subject of Section 3.9(b), ViewRay may elect to use the procedure described in Section 3.9(b) to replace the applicable Product components. In the event that MSC reasonably determines that any allegedly nonconforming Product is in fact not defective (including Product that has been modified, misused, abused or the subject of unauthorized repair), MSC will notify ViewRay in writing and ViewRay will [***] related to the [***], the [***], and the [***] (if applicable). ViewRay will only return Products to MSC with MSC’s prior written approval. If ViewRay disputes MSC’s determination that a Product is not defective, the dispute will be discussed and resolved using the procedure provided in Section 10.2.

3.10 Manufacturing Rights. (a) if MSC fails to supply Product ordered by ViewRay in accordance with the terms of this Agreement regarding the quantity or quality of Products supplied to ViewRay, then MSC shall within ten (10) Business Days of said failure present ViewRay with a plan to remedy the problem and shall use Commercially Reasonable Efforts to execute such plan and remedy the problem or MSC shall secure an alternative source of supply within a reasonable time at no cost to ViewRay. Any such alternative source of supply shall be on terms substantially identical with the terms of this Agreement. If MSC is unable to provide a plan to remedy the problem or secure an alternative source of supply within [***] after its initial failure to supply, then MSC shall consult with ViewRay and the parties shall work together to remedy the problem. If MSC is unable to remedy the supply problem after an [***] (or longer as agreed in writing by the parties), commencing with the date upon which such failure to supply began, then ViewRay may at its option, and upon notice to MSC, manufacture the Products itself or through a third party in accordance with the provisions of Section 3.10(b).

(b) If ViewRay notifies MSC that ViewRay will manufacture the Products itself or through a third party, MSC shall (1) deliver to ViewRay within thirty (30) days media embodying or disclosing all Program technology and Program proprietary or intellectual property rights necessary to enable ViewRay or its designee to manufacture Products conforming with the Specifications; and (2) provide ViewRay or its designee, upon request, with reasonable assistance in establishing a back-up manufacturing line. ViewRay shall require any third party ViewRay designates to manufacture Products pursuant to this Section 3.10, to agree in writing to observe the terms of this Agreement relating to confidentiality and the manufacture of Products. Notwithstanding any provision of this Section 3.10 to the contrary, in no case shall MSC be required to pay ViewRay in respect of any Products purchased by ViewRay from a third party operating a back-up manufacturing line established pursuant to this Section 3.10 or manufactured by ViewRay or its Affiliates pursuant to this Section 3.10.

(c) Within three (3) months following the date ViewRay accepts the final Deliverable pursuant to Section 2, MSC shall provide ViewRay, upon request, with assistance in qualifying a second source for the Products in the event that ViewRay should need to resort to this Section 3.10 upon a MSC supply failure. MSC shall deliver to ViewRay or the proposed second source manufacturers media embodying or disclosing all information necessary to enable ViewRay and such second source manufacturer to evaluate their ability to manufacture Products conforming with the Specifications; and MSC shall make itself available to respond to

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reasonable requests for information concerning the manufacturing requirements for the Products. All such disclosure to ViewRay shall be subject to Section 6 and all such disclosures to second source manufacturers shall be made to such second source manufacturers under a written confidentiality containing terms no less restrictive than Section 6. ViewRay shall [***] in providing such assistance.

3.11 Changes. (a) The Product Specifications for “commercial” Product supplied pursuant to this Section 3 may be modified or changed only by ViewRay. ViewRay shall use the procedure specified in Section 2.4(a)-(b) to request such modifications or changes, except as modified in this Section 3.11. To the extent that any such modification or change results in an increase or decrease in the cost of manufacturing any Product or requires additional capital investment or other material changes to the manufacturing process, the parties shall jointly examine and mutually agree upon the consequences thereof and shall make an appropriate increase or decrease to the purchase price of such Product arising from such modification or change. In the event that any such change or modification results in the obsolescence of any raw materials, work-in-process, and/or finished materials, the cost of any such obsolescence shall be the sole responsibility of ViewRay to a maximum of [***] of the change date. At least [***] prior notice is required for any requested Product Specifications change pursuant to this Section 3.11; provided, however, that if any requested Product Specifications change requires additional regulatory approval(s), the implementation of such requested change shall in no event be required until [***] after such approval(s) have been obtained. MSC shall not be required to implement any change to the Product Specifications that it reasonably believes will prevent it from being able to perform in accordance with the terms of this Agreement unless such terms are modified. If MSC notifies ViewRay that it believes the preceding sentence is applicable the parties shall meet and attempt to resolve the matter within ninety (90) days using the procedure specified in Section 10.2 if necessary; during any such period the Product will continue to be manufactured under the Product Specifications without such modification. If the parties are unable to resolve such matter within such 90-day period, then ViewRay may terminate this Agreement in accordance with Section 9.2(b) and MSC shall continue to supply the Product to ViewRay under the Product Specifications without such modification for a period of up to [***] using the procedure specified in Section 9.3(c).

(b) MSC will not alter, modify, add to, or otherwise change the Product Specifications, Product, or any materials, suppliers or manufacturing techniques used in the design or production of the Products that will or may possibly affect the form, fit or function of the Products without ViewRay’s prior written approval. ViewRay may require MSC to make changes in raw materials or processes subject to a mutually agreed price adjustments. MSC may rebalance its production line in its reasonable business judgment; provided that the rebalancing makes no change to and has no effect on the form, fit or function of the Products. ViewRay will not make any changes to the Product Specifications without notifying MSC in accordance with section 3.11(a).

4. QUALITY ASSURANCE; SUPPORT

4.1 Manufacturing Practices; Testing. MSC shall manufacture the Products supplied pursuant to Section 3 in accordance with mutually agreed quality standards and the Specifications. MSC

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will install and maintain effective quality control systems, conduct quality assurance testing and keep comprehensive statistical process control records conforming to (1) standards provided or approved by ViewRay and/or required of such process or processes for similar products; (2) appropriate best practices, including the then applicable good manufacturing practices regulations of the U.S. Food and Drug Administration (“FDA”) under 21 C.F.R. Part 820, and the then applicable Nuclear Quality Assurance (“NQA”) regulations of the Nuclear Regulatory Commission (“NRC”) under 10 C.F.R. Part 830 or corresponding “Agreement State” regulations (as defined under the NRC regulations), or comparable regulations of any other supra-national, regional, federal, state, or local regulatory agency or authority that has authority to grant registrations, authorizations, licenses and approvals necessary for the commercial manufacture, distribution, marketing, promotion, sale, use, importation, or exportation of the Products (each, including the FDA, the NRC and the Ohio Department of Health (“ODH”) (as an Agreement State), a “Regulatory Authority”) that apply to the manufacture of the Products and the delivery of the Products to ViewRay (“Applicable Standards”); and (3) other requirements set forth herein.

4.2 Regulatory Clearances. ViewRay will have sole responsibility and authority for obtaining and maintaining regulatory clearances of the ViewRay system, including the Product (and all improvements or variations to the Product developed during the term of this Agreement), including without limitation obtaining and maintaining approvals and clearances from the FDA, the ODH and any other Regulatory Authority necessary for the handling of DU in connection with the ViewRay system incorporating the Product or the commercial distribution and sale of the ViewRay system incorporating the Product. All regulatory filings with the FDA, ODH or any other Regulatory Authority relating to the ViewRay system incorporating the Product will be made in the name of ViewRay or its designee and ViewRay will be responsible for maintaining the required records for such system.

4.3 Quality Assurance Inspections. (a) During regular business hours and upon reasonable advance notice and in a manner that does not disrupt or interfere with the business of MSC, MSC will permit ViewRay and its agents and its customers to inspect the facilities of MSC and provide access to MSC’s manufacturing quality control documentation related to the Products to the extent necessary for, and for the purpose of assessing MSC’s compliance with this Agreement. As a condition of provision to ViewRay agents or ViewRay customers of access to MSC’s facilities and documentation, all information obtained by ViewRay agents or ViewRay customers as a result of such access will be MSC Confidential Information for purposes of this Agreement. MSC may require any agent or customer of ViewRay seeking access to MSC’s facilities under this Section 4.3(a), as a condition to such access, to execute a standard confidentiality agreement with MSC under which such agent agrees to treat information disclosed during such inspection as the Confidential Information of MSC under terms and conditions no less restrictive than the terms contained in Section 6.2.

(b) If an inspection pursuant to Section 4.3(a) reveals that the facilities used to manufacture Products do not satisfy the Applicable Standards in all material respects, then ViewRay will promptly provide to MSC written notice of such fact, which notice will contain in reasonable detail the deficiencies found in the manufacturing facilities and, if practicable, those steps ViewRay believes MSC should undertake in order to remedy such deficiencies. MSC will remedy such deficiencies within a reasonable period of time after receipt of such written notice.

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(c) MSC will maintain manufacturing quality documentation and will certify that Product was manufactured and tested in accordance with the applicable Specifications and Applicable Standards. ViewRay may request copies of such certifications as part of the inspections permitted under Section 4.3(a).

(d) MSC will comply with the applicable Specifications and Applicable Standards in its manufacturing of the Products. Prior to shipping any Product, MSC will carry out the Product tests specified in the applicable Specifications on each Product. If a Product or any part of a Product fails to meet the Specifications, the Product will be repaired or replaced by MSC as set forth in Section 7.4.3 and the relevant test will be repeated until such Product passes such test requirements. No Product will be shipped to ViewRay or its designee without passing all tests specified in the Specifications.

4.4 Recalls. (a) Prior to the commercial release of the ViewRay system incorporating the Product, ViewRay will provide MSC with ViewRay’s standard operating procedures (“SOPs”) as to recalls. If either party becomes aware of information about any Product indicating that it may not conform to the applicable Specifications, it will promptly so notify the other party. The parties will promptly confer to discuss such circumstances and to consider appropriate courses of action, which courses of action will be consistent with the SOPs. ViewRay will have the right to initiate, and will bear all costs associated with, a recall, withdrawal, or field correction of the Product for any reason; provided that ViewRay may proceed against MSC pursuant to Section 7.3 if such recall, withdrawal, or field correction of the Product is the direct result of (i) any breach by MSC of its duties under the Agreement or (ii) MSC’s negligence or willful misconduct.

(b) With respect to any recall, withdrawal, or field correction of a Product, ViewRay or its designee will be responsible for coordinating all of the necessary activities in connection with such recall, withdrawal, or field correction. ViewRay and MSC will coordinate any statements to customers and the media, including, but not limited to, press releases and interviews for publication or broadcast and neither party will issue any such statements without consulting with the other. The parties will reasonably cooperate with each other in the conduct of such activities and will perform any acts reasonably requested by the other party to facilitate the recall, withdrawal or field correction. Each party will keep the other party fully informed of progress and in relation to all material decisions or actions such party undertakes pursuant to this Section 4.3(b).

(c) Each party will promptly (within 2 working days unless a shorter time period is required under applicable law) notify the other party in writing of any event or complaint that gives rise or could give rise to the need to file a Medical Device Report (an “MDR”) within the meaning of the Federal Food, Drug and Cosmetic Act of 1941, as amended (the “Act”) or a Notification of Noncompliance, Defect or Incident Report, within the meaning of 10 C.F.R. Part 21 or a similar report under the laws or regulations administered by any Regulatory Authority, with respect to any Product or the manufacture, distribution or use thereof. Each such written notice will be

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Confidential Information under this Agreement. If, as a result of any corrective action or any final, non-appealable or non-appealed governmental or court action, a report, notification, withdrawal, recall, or field action is required to be issued for any Product sold hereunder, ViewRay will bear the costs and expenses of and will be responsible for all such reports, notifications, withdrawals, recalls, or field actions but may proceed against MSC pursuant to Section 7.3 if such report, notification, withdrawal, recall, or field action is the direct result of (i) any breach by MSC of its duties under the Agreement or (ii) MSC’s negligence or willful misconduct.

5. LICENSES; PROPRIETARY RIGHTS

5.1 MSC Licenses. (a) MSC hereby grants to ViewRay and ViewRay hereby accepts, a worldwide, perpetual, paid-up and royalty-free license, including the right to grant sublicenses, to use the MSC Intellectual Property Rights and the Program Intellectual Property Rights owned by MSC for the purpose of developing Products and delivering services that embody or utilize the Products to customers within the ViewRay Domain. ViewRay will not use MSC Intellectual Property for any other purpose, without MSC’s prior written permission and ViewRay shall not grant, or attempt to grant, a sublicense under this Section 5.1(a) to use MSC Intellectual Property Rights, including the Program Intellectual Property Rights owned by MSC outside the ViewRay Domain without the express written consent of MSC.

(b) The license granted under Section 5.1(a) excludes the right to sublicense or otherwise practice the MSC Intellectual Property and the Program Intellectual Property owned by MSC for the purpose of making or having made Products except as otherwise provided under Section 3.10.

(c) The license granted under this Section 5.1 shall be treated as a license of rights to “intellectual property” (as defined in Section 101(56) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”)) for purposes of Section 365(n) of the Bankruptcy Code. The parties agree that ViewRay may elect to retain and may fully exercise all of its rights and elections under the Bankruptcy Code provided, that it abides by the terms of this Agreement.

5.2 ViewRay Licenses. ViewRay hereby grants and agrees to grant to MSC, solely to provide the applicable services under this Agreement and to supply Deliverables (during the Program) and Products (pursuant to Section 3) to ViewRay, a non-exclusive, paid-up and royalty-free license to use the ViewRay Intellectual Property and the Program Intellectual Property owned by ViewRay in connection with its performance of the Program and its supply of Products pursuant to Section 3. Upon the expiration or termination of the applicable Program work, MSC’s license shall terminate and be of no further force or effect.

5.3 Reservation of Rights. (a) This Agreement does not convey to ViewRay any ownership rights in any portion of any MSC Intellectual Property or the Program Intellectual Property owned by MSC by implication, estoppel or otherwise, but constitutes only a license to use the MSC Intellectual Property and the Program Intellectual Property owned by MSC as necessary to give effect to the license and in accordance with all of the terms of this Agreement. Title to the MSC Intellectual Property and the Program Intellectual Property owned by MSC, shall at all times remain vested in MSC. All rights in and to the MSC Intellectual Property and the Program Intellectual Property owned by MSC not expressly granted under this Agreement are reserved to and retained by MSC.

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(b) This Agreement does not convey to MSC any ownership rights in any portion of the ViewRay Intellectual Property or the Program Intellectual Property owned by ViewRay by implication, estoppel or otherwise. Title to the ViewRay Intellectual Property and the Program Intellectual Property owned by ViewRay shall at all times remain vested in ViewRay. All rights in and to the ViewRay Intellectual Property and the Program Intellectual Property owned by ViewRay not expressly granted under this Agreement are reserved to and retained by ViewRay.

(c) Title to and any interest in Program Intellectual Property described in clause (a) of the Program Intellectual Property definition shall be the property of MSC. Title to and any interest in Program Intellectual Property described in clause (b) of the Program Intellectual Property definition shall be the property of ViewRay. Title to and any interest in Program Intellectual Property described in clause (c) of the Program Intellectual Property definition shall be owned jointly by MSC and ViewRay; provided, that, except as set forth in subsection (e) below, ViewRay shall not use such jointly owned Program Intellectual Property except in connection with the practice of the license granted under Section 5.1.

(d) For purposes of this Agreement, except as otherwise set forth in this Agreement, the determination of as to which party invented any invention will be made in accordance with the standards of inventorship and conception under title 35 of U.S. Code and title 37 of U.S. Code of Federal Regulations.

(e) During the term of this Agreement, each party shall promptly disclose to the other in writing any Program Intellectual Property that might, under applicable law, be patentable or otherwise protectable. Program Intellectual Property (including, without limitation, improvements thereon whether developed by such party or any employee, or agent of such party) will be added to Attachment 3c. Within forty five (45) days following the date of such disclosure regarding the existence of particular Program Intellectual Property (including, without limitation, improvements thereon whether developed by a party or any employee or agent of such party) that is jointly owned, the parties shall confer and mutually agree as to appropriate protection for such Program Intellectual Property, including an application, preparation, prosecution and maintenance strategy. If the parties cannot agree upon whether or not to seek patent or other protection with respect to any Program Intellectual Property that is jointly owned, the party desiring to seek such protection may take whatever actions it deems necessary or appropriate to seek such protection in any and all jurisdictions deemed appropriate by such party at its cost and expense, and the other party shall assign to the party desiring to seek such protection all right, title and interest in and to such Program Intellectual Property and shall cooperate and assist the party seeking such protection in such efforts at the cost and expense of the party seeking such protection; whereupon the party to which such Program Intellectual Property has been assigned shall grant to the assignor thereof a non-exclusive, worldwide, irrevocable, paid-up, royalty-free, sub-licensable license: (i) if ViewRay is the licensee, to make, have made, use, practice, offer to sell, sell and import, export and otherwise commercially exploit such Program Intellectual Property within the ViewRay Domain; and (ii) if MSC is the licensee, to make, have made, use, practice, offer to sell, sell and import, export and otherwise commercially exploit such Program Intellectual Property outside of the ViewRay Domain.

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(f) MSC shall have the sole right, but not the obligation, to file, prosecute, and maintain, at MSC’s sole expense, patents covering Program Intellectual Property owned solely by MSC. MSC shall promptly furnish or have furnished to ViewRay copies of all patents, patent applications, substantive patent office actions, and substantive responses received or filed in connection with such applications (excluding patents and patent applications covering solely MSC Intellectual Property that is not licensed to ViewRay under Section 5.1). In the case of patent applications and responses, copies will be furnished to ViewRay at least fifteen (15) days before filing or mailing, as the case may be. ViewRay may itself or through its attorney offer comments and suggestions with respect to the matters that are the subject of this Section 5.3(f) and MSC agrees to consider such comments and suggestions; provided that nothing herein shall obligate MSC to adopt or follow such comments or suggestions. ViewRay shall cooperate in the preparation, filing, prosecution and maintenance of any and all patent applications and patents covering Program Intellectual Property owned solely by MSC. MSC shall promptly provide notice to ViewRay as to all matters that come to its attention that may affect the preparation, filing, prosecution or maintenance of any patents or patent applications covering Program Intellectual Property owned solely by MSC. In the event that MSC elects not to file for patent protection or elects not to prosecute or maintain a patent or patent application in respect of Program Intellectual Property owned solely by MSC it shall notify ViewRay of such decision at least forty five (45) days prior to the due date of any action or payment due. ViewRay shall then have the right, but not the obligation, to assume the responsibility therefor at its own cost and expense.

(g) ViewRay shall have the sole right, but not the obligation, to prepare, file, prosecute, and maintain, at ViewRay’s sole expense, patents covering Program Intellectual Property owned solely by ViewRay. ViewRay shall promptly furnish or have furnished to MSC copies of all patents, patent applications, substantive patent office actions and substantive responses relevant to the design or manufacturing practice of source shield, received or filed in connection with such applications. In the case of such patent applications and responses, copies will be furnished to MSC at least fifteen (15) days before filing or mailing, as the case may be. MSC may itself or through its attorney offer comments and suggestions with respect to the matters that are the subject of this Section 5.3(g) relating to the design or manufacturing practice of source shield and ViewRay agrees to consider such comments and suggestions; provided that nothing herein shall obligate ViewRay to adopt or follow such comments or suggestions. MSC shall cooperate in the preparation, filing, prosecution and maintenance of any and all patent applications and patents covering Program Intellectual Property owned solely by ViewRay.

5.4 Enforcement. (a) MSC shall be solely responsible for defense and enforcement of MSC Intellectual Property and Program Intellectual Property owned by MSC, but in each case subject to the provisions of Section 5.4(b) with respect to enforcement within the ViewRay Domain. ViewRay shall be solely responsible for the defense and enforcement of ViewRay Intellectual Property and Program Intellectual Property owned by ViewRay.

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(b) MSC shall have the first option to pursue any enforcement of MSC Intellectual Property and Program Intellectual Property owned by MSC within the ViewRay Domain; provided, that MSC pays all costs and expenses’ related to the same, keeps ViewRay reasonably informed of its progress and provides ViewRay with copies of any substantive documents related to such proceedings and reasonable notice of all such proceedings. MSC’s costs and expenses in prosecuting or defending such matters shall be subject to reimbursement in accordance with Section 5.4(d). MSC shall notify ViewRay of its decision to exercise its right to enforce or defend such intellectual property within the ViewRay Domain not later than ninety (90) days following its discovery or receipt of notice of the alleged infringement.

(c) If (i) MSC notifies ViewRay that it will not exercise its option to enforce any intellectual property in accordance with Section 5.4(b); (ii) ViewRay and MSC have not otherwise agreed not to pursue or defend against such infringement for business reasons; (iii) MSC has not persuaded the alleged infringer to desist or the person alleging the infringement to forebear, (iv) MSC is not diligently pursuing an infringement action or diligently defending the validity or enforceability of such intellectual property within the ViewRay Domain; or (v) MSC has not provided ViewRay with evidence of bona fide negotiations of an acceptable sublicense agreement with the alleged infringer or person alleging infringement, then ViewRay shall have the right to pursue legal action against the alleged infringer or take control of any action initiated by, or being defended by, MSC at ViewRay’s own cost and expense.

(d) Any recovery of damages in any suit handled by one party pursuant to Section 5.4(b) or Section 5.4(c) shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the party handling the suit or settlement thereof. The balance of any recovery obtained by settlement or otherwise shall be distributed: (i) first to [***], and (ii) then to [***] (assuming [***]). The balance, if any, remaining after ViewRay and MSC have been compensated pursuant to Section 5.4(d)(i)-(ii) shall be [***]. No settlement, consent judgment or other voluntary final disposition of any suit subject to Section 5.4(b) or Section 5.4(c) may be entered into without the consent of the other party, which consent shall not be unreasonably withheld.

(e) In any infringement suit as either party may institute to enforce Intellectual Property Rights covered by this Section 5.4, or in any declaratory judgment action alleging invalidity or non-infringement of any Intellectual Property Rights covered by this Section 5.4 brought against MSC or ViewRay, the other party shall, at the request and expense of the party initiating or defending the suit or action, cooperate and assist in all reasonable respects, having its employees testify when requested and making available relevant records, papers, information, specimens and the like.

6. CONFIDENTIALITY

6.1 Publicity. The terms of this Agreement (including its existence) shall be treated as the Confidential Information of both parties and neither party will issue any press release or make any other statement, written or oral, to the public, the press or otherwise, relating to this Agreement and the transactions contemplated by this Agreement that has not previously been approved in writing by the other party. Nothing in this Section 6.1 shall prohibit a party from making such disclosures to the extent required under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange. In such event, however,

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the disclosing party shall use good faith efforts to notify and consult with the other party prior to such disclosure and, where applicable, shall diligently seek confidential treatment to the extent such treatment is available under applicable securities laws. Each party may provide a copy of this Agreement or disclose the terms of this Agreement: (a) to any finance provider in conjunction with a financing transaction, if such finance provider agrees to keep the terms of this Agreement confidential, (b) to enforce its rights under this Agreement in a proceeding in accordance with Section 10.2, (c) to any legal or financial advisor of such party, or (d) to current/prospective investors provided such investors are subject to a confidentiality agreement that is consistent with the terms of Section 6.2 regarding protection of Confidential Information of the other party.

6.2 Confidentiality. (a) Confidential Information of each party will be used by the other party solely for the purposes permitted by this Agreement. All Confidential Information of a disclosing party will be received and held in confidence by the receiving party, subject to the provisions of this Agreement. Each party acknowledges that, except for the rights expressly granted under this Agreement, it will not obtain any rights of any sort in or to the Confidential Information of the other party as a result of such disclosure and that any such rights must be the subject of separate written agreement(s).

(b) Each party will restrict disclosure of the other party’s Confidential Information to those of its employees and consultants to whom it is necessary or useful to disclose such Confidential Information in connection with the purposes permitted under this Agreement. Each party shall use reasonable efforts, including at least efforts commensurate with those employed by the party for the protection of its own Confidential Information, to protect the Confidential Information of the other party.

(c) Nothing herein shall prevent a receiving party from disclosing all or part of the Confidential Information of the other party in response to a court order or other legal proceeding requesting disclosure of same; provided, the party that receives such order or process provides prompt notice to the disclosing party before making any disclosure (to the extent possible) and permits the disclosing party to oppose or narrow such request for disclosure and supports any of the disclosing party’s reasonable efforts to oppose such request (at disclosing party’s expense), and only to the extent necessary to comply with such request. Disclosure of Confidential Information pursuant to this Section 6.2(c) will not alter the character of that information as Confidential Information hereunder.

(d) Either disclosing party may at any time notify the receiving party that such receiving party must return to the disclosing party the disclosing party’s Confidential Information. Each receiving party hereby agrees to, within thirty (30) days of such notification: (i) return all documents and tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the other party’s Confidential Information; and (ii) return or certify (in a writing attested to by a duly authorized officer of such party) destruction of all copies, summaries, modifications or adaptations that such party or its employees or agents have made from the materials provided by the disclosing party; provided, however, that a party is permitted to retain one copy of such materials in its legal files to be used to verify compliance with its obligations hereunder.

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7. REPRESENTATIONS AND WARRANTIES.

7.1 Authorization; Enforceability. Each of ViewRay and MSC represents and warrants to the other party that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement; (b) it is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not conflict or cause a default with respect to such party’s obligations under any other agreement; (c) it has duly executed and delivered this Agreement; and (d) it is authorized to disclose any and all Confidential Information made available to the other party pursuant to this Agreement.

7.2 Products. (a) MSC warrants to ViewRay that all Products supplied to ViewRay pursuant to Section 3 shall: (i) for a period of twelve (12) months from the date of acceptance by the ViewRay customer but not more than eighteen (18) months from the date of shipment by MSC to ViewRay, whichever is longer, conform to its then current published specifications and documentation and the Specifications (provided that in the event of a conflict between the Specifications and the published specifications or documentation, the terms of the Specifications will control), and (ii) be manufactured, labeled, packaged, stored and tested (while in the possession or control of MSC) in accordance with the Specifications current as of the date of manufacture and the applicable laws and regulations in relation to the manufacture and testing of the Product (including all Applicable Standards). This warranty does not apply to any non-conformity of the Products resulting from misuse, mishandling or storage in an improper environment in each case by any party other than MSC or its agents.

(b) MSC warrants to ViewRay that all Products shall be delivered free and clear of all liens and encumbrances.

7.3 Remedy. In the event any Products purchased by ViewRay from MSC fail to conform to the warranty set forth in Section 7.2, MSC shall, at MSC’s option, repair or replace the Products. ViewRay shall notify MSC of any such nonconformity and return the applicable Products in accordance with Section 3.9. It is understood and agreed that the remedy set forth in this Section 7.3 shall not limit either party’s other remedies at law or equity, including a remedies with respect to third party claims arising pursuant to Sections 8.2-8.3.

7.4 Disclaimer. (a) EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN SECTIONS 7.1-7.2, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED (WHETHER WRITTEN OR ORAL), INCLUDING, WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY MATTER WHATSOEVER, INCLUDING BUT NOT LIMITED TO, THE PRODUCTS.

(b) THE REPRESENTATIONS AND WARRANTIES OF EACH OF MSC AND VIEWRAY EXTEND ONLY TO THE OTHER PARTY. NEITHER PARTY WILL BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST SUCH OTHER PARTY BY A THIRD PARTY, EXCEPT TO THE EXTENT PROVIDED IN SECTIONS 8.2-8.3.

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8. RISK ALLOCATION

8.1 Limitation of Liability. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 6 AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 8.2-8.3 WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR SAVINGS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, REGARDLESS OF WHETHER THE PARTIES HAVE ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

8.2 Indemnification of View Ray. Subject to the provisions of Section 8.4, MSC will defend, indemnify, and hold harmless ViewRay and its Affiliates, officers, directors, employees, agents, and their successors and assigns (each, in such capacity, an “ViewRay Indemnified Party”) from and against any claim, suit, demand, loss, damage, expense (including reasonable attorneys’ fees of ViewRay Indemnified Party(ies) and those that may be asserted by a third party) or liability (collectively, “Losses”) arising from any third party claim or proceeding against the ViewRay Indemnified Party(ies) by any third party to the extent that such claim or proceeding is based on: (a) a third party assertion that the Products infringe any third party Intellectual Property Rights; or (b) a third party allegation of product liability or personal injury arising from or relating to a manufacturing defect of the Products. The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any ViewRay Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

8.3 Indemnification of MSC. Subject to the provisions of Section 8.4, ViewRay will defend, indemnify, and hold harmless MSC and its Affiliates, officers, directors, employees, agents, and their successors and assigns (each, in such capacity, an “MSC Indemnified Party”) from and against any Losses arising from any third party claim or proceeding against the MSC Indemnified Party(ies) by any third party to the extent that such claim or proceeding is based on: (a) any third party allegation of infringement of third party Intellectual Property Rights, where such claim is based upon the combination, operation or use of the Products with non-MSC technology and products in a manner not explicitly contemplated by this Agreement, if such claim of infringement would have been avoided but for such combination, operation or use; or (b) any third party allegation of product liability or personal injury arising from or relating to the ViewRay products or services (other than due to the failure of a Product due to nonconformance to the then current Specifications as manufactured by MSC, including MSC subcontractor/suppliers). The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any MSC Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

8.4 Procedure. To receive the benefit of indemnification under Section 8.2 or Section 8.3, the ViewRay Indemnified Party or MSC Indemnified Party, as applicable, must: (a) promptly notify the party from whom indemnification is sought (each, an “Indemnifying Party”) of any claim or proceeding; provided, that failure to give such notice shall not relieve Indemnifying Party of its

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indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party; (b) provide reasonable cooperation to the Indemnifying Party (and its insurer), as reasonably requested, at indemnifying Party’s cost and expense; and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without the Indemnified Party’s consent. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party’s written consent. The Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefore.

8.5 Insurance. Each party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either party’s liability with respect to its indemnification obligations under this Section 8. Each party shall cause the other to be listed as an additional named insured on such policy(ies) and shall provide the other with written evidence of such insurance upon request. Each party shall provide the other with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other party hereunder. If such party does not obtain replacement insurance or take other measures that allow it to provide comparable coverage within such 15-day period, the other party shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

9. TERM AND TERMINATION

9.1 Term. This Agreement shall take effect as of the Effective Date and shall remain in effect until the |fifth| anniversary of the Effective Date (the “Term”), unless sooner terminated in accordance with Section 2.5 or Section 9.2. Thereafter, this Agreement will renew automatically for additional one-year terms unless either party provides the other party with written notice at least [twelve (12)] months in advance of the scheduled renewal date.

9.2 Termination. (a) During the term of the Program, either party may terminate the Program and this Agreement upon thirty (30) days written notice to the other party if the other party commits a material breach of this Agreement, unless such breach is cured within the thirty (30) day notice period, or if such breach is not capable of being cured within thirty (30) days unless such party during such thirty (30) day period initiates actions reasonably expected to cure the breach and thereafter diligently proceeds to cure the breach. Except for termination by MSC based upon non-payment by ViewRay of amounts due under this Agreement, termination of the Program pursuant to this Section 9.2(a) shall not result in termination of this Agreement except as otherwise provided in Section 9.2(c). The parties may also terminate the Program at any time in accordance with the procedure specified in Section 2.5.

(b) Following completion of the Program and, with respect to matters not directly related to the Program at any time during or following completion of the Program, either party may terminate this Agreement upon sixty (60) days written notice to the other party if the other party

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commits a material breach of this Agreement (other than non-payment), unless such breach is cured within the sixty (60) day notice period, or if such breach is not capable of being cured within sixty (60) days unless such party during such sixty (60) day period initiates actions reasonably expected to cure the breach and thereafter diligently proceeds to cure the breach.

(c) The parties may parties may terminate this Agreement at any time by mutual agreement. ViewRay may also terminate this Agreement in accordance with Section 3.11(a).

(d) The disadvantaged party (as defined in Section 10.14) shall have the right to terminate this Agreement upon thirty (30) days notice if a Force Majeure condition has prevented performance by the other party for more than sixty (60) consecutive days or an aggregate one hundred twenty (120) days in any 12-month period.

9.3 Effect of Termination. (a) Upon termination of the Program pursuant to Section 9.2(a): (i) MSC will terminate all Program tasks then in process in art orderly manner, as soon as practical and in accordance with a schedule agreed to by ViewRay and MSC; (ii) MSC shall deliver to ViewRay a reasonably-detailed written report describing the results of the Program up to the date of such termination; and (iii) ViewRay shall pay MSC any monies due and owing MSC as of the time of termination for work that has been actually performed and, if such termination is made by MSC for cause under Section 9.2(a), ViewRay shall also pay MSC for all work-in process an amount calculated using MSC’s then-current daily charge for similar services and Deliverables, provided, such fee shall not exceed the price specified for the applicable Deliverable in Attachment 1 against delivery of such work product by MSC.

(b) Upon any termination (including expiration) of this Agreement each party shall return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pertaining, referring or relating to the Confidential Information of the other party; provided, that a party is permitted to retain one copy of such materials in its legal files to be used to verify compliance with its obligations hereunder.

(c) Upon termination or expiration of this Agreement for any reason, ViewRay will have the right to continue to sell all unsold Products that are in its possession or that are subject to an open ViewRay Purchase Order as of the effective date of such termination or expiration. In addition, MSC will continue to supply ViewRay with Products for a period of [***] after expiration or termination of this Agreement for any reason to wind-down the supply of Products for ViewRay from MSC, provided that if termination was effected by MSC as a result of ViewRay’s material breach of this Agreement then (i) ViewRay will promptly pay all sums due MSC under this Agreement as of the date of termination that are not disputed in good faith in accordance with the procedure described in Section 10.2; and (ii) MSC may require that ViewRay place orders for Products (if any) ordered pursuant to this Section 9.3(c) on a C.O.D. basis. The supply of Products by MSC pursuant to this Section 9.3(c) shall be subject to the provisions of 4-9 excluding [***].

(d) Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of any termination, including the obligation of ViewRay to purchase all

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Products that are the subject of a binding Forecast as of the effective date of termination. Either party’s liability for any uncontested charges, payments or expenses due to the other party that accrued prior to the termination date shall not be extinguished by termination, and such amounts (if not otherwise due on an earlier date) shall be immediately due and payable on the termination date.

9.4 Survival. Sections 1, 2.1, 5-8, 9.3 (and the Sections of this Agreement referenced therein), 9.4 and 10 shall survive any termination or expiration of this Agreement. Section 2.2 shall survive any termination or expiration of this Agreement; provided that Section 2.2 shall not survive termination of this Agreement by ViewRay pursuant to Section 9.1 or termination of the Program by the parties pursuant to Section 9.2(b).

10. GENERAL PROVISIONS.

10.1 Governing Law. This Agreement shall be governed and construed in accordance with the internal, substantive laws of New York, to the exclusion of any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or the transactions contemplated by this Agreement.

10.2 Dispute Resolution. (a) The parties will attempt to settle any claim or controversy arising out of this Agreement or the subject matter hereof through consultation and negotiation in good faith in a spirit of mutual cooperation. Such matters will be initially addressed by the Manager of Hardware Development of ViewRay and the Director of Manufacturing and Engineering of MSC, who shall use reasonable efforts to attempt to resolve the dispute through good faith negotiations by telephone or in person as may be agreed. In addition, all disputes brought by ViewRay will also be copied to the MSC Manager of Contracts. If they fail to resolve the dispute within thirty (30) days after either party notifies the other of the dispute, then the matter will be escalated to the Senior Vice President of Engineering of ViewRay and the President and General Manager of MSC, or their designees for resolution. They will use reasonable efforts to attempt to resolve the dispute through good faith negotiations by telephone or in person as may be agreed. If they fail to resolve the dispute within thirty (30) days after it is referred to them and do not mutually agree to extend the time for negotiation, then the dispute will be submitted to arbitration in accordance with the procedure set forth in Section 10.2(b).

(b) Except with respect to actions by either party seeking equitable or declaratory relief, any claim or controversy arising in whole or in part under or in connection with this Agreement or the subject matter hereof that is not resolved pursuant to Section 10.2(a) will be referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association as such Rules may be modified by this Agreement, by one arbitrator, who will be agreed upon by the parties. If the parties are unable to agree upon a single arbitrator within thirty (30) days following the date arbitration is demanded, three arbitrators will be used, one selected by each party within ten (10) days after the conclusion of the 30-day period and a third selected by the first two within 10 days thereafter. Unless the parties agree otherwise, they will be limited in their discovery to directly relevant documents. Responses or objections to a document request will be served twenty (20) days after receipt of the request. The arbitrator(s) will resolve any discovery disputes. The foregoing arbitration

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proceedings may be commenced by either party by notice to the other party. Unless otherwise agreed by the parties, all such arbitration proceedings will be held in Cleveland, Ohio or at alternative location if mutually agreed, provided that proceedings may be conducted by telephone conference call with the consent of the arbitrator. All arbitration proceedings will be conducted in the English language and the arbitrator(s) will apply the law of Delaware. The arbitrator(s) will only have the authority to award actual money damages (with interest on unpaid amounts from the date due) and, except with respect to a breach or nonperformance of any provision of this Agreement relating to Confidential Information, the arbitrator(s) will not have the authority to award indirect, incidental, consequential, exemplary, special or punitive damages, and the parties expressly waive any claimed right to such damages. The arbitration will be of each party’s individual claims only, and no claim of any other party will be subject to arbitration in such proceeding. The costs and expenses of the arbitration, but not the costs and expenses of the parties, will be shared equally by the parties. If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the parties and the arbitrator(s) will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute. Judgment on the award granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the parties or any of their respective assets. The provisions of this Section 10.2(b) will not apply to any claim or controversy involving infringement or misappropriation of any Intellectual Property Right of either party, in which case the claim or controversy may be brought in a state or federal court having jurisdiction over the matter. The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge and jury except as expressly provided herein.

10.3 Amendment and Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

10.4 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between ViewRay and MSC do not constitute a partnership, joint venture, franchise, agency or contract of employment. Neither party is granted, and neither party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party or its Affiliates. Each party shall be solely responsible for compensating all its personnel and for payment of all related FICA, workers’ compensation, unemployment and withholding taxes. Neither party shall provide the other party’s personnel with any benefits, including but not limited to compensation for insurance premiums, paid sick leave or retirement benefits.

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10.5 Assignment. Neither party may assign this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party; provided, that either party may assign this Agreement without the consent of the other party to an Affiliate or in connection with any merger, acquisition, or sale a majority of such party’s voting stock or a sale of substantially all such party’s assets; provided, further, that in each instance the assignee expressly assumes all obligations imposed on the assigning party by this Agreement in writing and the other party is notified in advance of such assignment. Any purported assignment in violation of this Section 10.5 shall be null and void.

10.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.7 Notices. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) Business Days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one (1) Business Day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) to the address set forth on the signature page to this Agreement or to such other place as any party may designate as to itself by written notice to the other party.

10.8 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

10.9 Captions. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

10.10 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

10.11 Entire Agreement. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase

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order, acknowledgment or similar form) shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by a duly authorized representative of the applicable party.

10.12 Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

10.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be accepted as original signatures, orders may be transmitted electronically and any document created pursuant to this Agreement may be maintained in an electronic document storage and retrieval system, a copy of which shall be considered an original.

10.14 Force Majeure. Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation created by this Agreement is caused by acts of God, wars (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), revolution, civil commotion, acts of public enemy, labor strikes (other than employees of the affected party), terrorism, embargo or acts of government in its sovereign capacity (“Force Majeure”), the “affected party” will, after giving prompt notice to the “disadvantaged party,” be excused from such performance on a day-to-day basis during the continuance of such prevention, restriction, or interference (and the disadvantaged party will likewise be excused from performance of its obligations on a day-to-day basis during the same period), provided, however, that the affected party will use its best efforts to avoid or remove the causes of nonperformance and both parties will proceed immediately with the performance of their obligations under this Agreement whenever the causes are removed or cease. If Force Majeure conditions continue for more than 60 consecutive days or an aggregate 120 days in any 12-month period, then the disadvantaged party may terminate this Agreement in accordance with Section 9.2(d).

10.15 Further Assurances. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives intending it to take effect as an instrument under seal as of the Effective Date.

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MANUFACTURING SCIENCES CORPORATION		VIEWRAY INCORPORATED
By:	/s/ Brian C. Wood	By:	/s/ Greg Ayers
Brian C. Wood, President and General Manager		Greg Ayers, Acting Chief Executive Officer

Notice Address:		Notice Address:
Manufacturing Sciences Corporation		ViewRay Incorporated
804 South Illinois Avenue		#2 Thermo Fisher Way
Oak Ridge, TN 37830		Oakwood Village, OH 44146

Attachment 1	Specifications; Program
Attachment 2	Pricing; Phases 1 and 2
Attachment 3a	Certain MSC Intellectual Property
Attachment 3b	Certain ViewRay Intellectual Property
Attachment 3c	Program Intellectual Property

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Attachment 1

Specifications; Program

MSC Services:

ViewRay requires the development of a Product as specified in ViewRay Requirements Document No.              (copy attached) which provides the detailed Specifications for each of the Deliverables. The development is [***].

Phase	Scope and Activities	Deliverables
[***]	[***]	[***]

Schedule:

It is understood that an accelerated schedule is of great importance to ViewRay. With this in mind, the following schedule is planned for completion of each Phase of the Program: [***].

Pricing: See Attachment 2 for Phases 1 and 2.

ViewRay’s responsibilities:

The following shall be ViewRay’s responsibilities.

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Attachment 2

Program Pricing. ViewRay will pay to MSC a fixed sum of $[***] in consideration for MSC’s performance of the Program [***] and the delivery of the Deliverables detailed in Attachment 1. Payment of such amount shall be made in installments against the following milestones, including where applicable the delivery and the Acceptance of Deliverables by ViewRay. Payment is due in accordance with Section 2.7 except as otherwise provided below:

Program Phase	Event; Deliverable	Program Payment
[***]	[***]	[***]
Total		$[***]

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Attachment 3a

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Attachment 3b

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Attachment 3c

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